Exhibit 99.1

UNITED REFINING COMPANY AND ENBRIDGE ENTER INTO PIPELINE MAINTENANCE AGREEMENT

New York, New York, August 5, 2014. United Refining Company (“URC”) announced today that it has entered into an agreement (the “Agreement”) concerning Line 10, a pipeline owned by Enbridge Pipelines Inc. and Enbridge Energy Limited Partnership, which transports crude oil from Canada to URC’s Kiantone Pipeline in West Seneca, New York and serves its refinery in Warren, Pennsylvania.

John A. Catsimatidis, Chairman and CEO of URC, stated: “We are very pleased that our companies have agreed to a plan that would allow Enbridge to continue to provide operational reliability and efficiency to Line 10. The agreement will allow us to consider the feasibility of expansion of the pipeline’s capacity over the coming years subject to regulatory approvals. The agreement underscores our commitment to safe, reliable, low cost transportation of our crude oil feed stocks for decades to come. After completion of the segment replacement program, it is our expectation that Line 10 will be restored to its original operating capacity.”

The Agreement provides for URC to fund certain integrity costs necessary to maintain Enbridge’s Line 10 pipeline and also a commitment to pay for half of the cost of the replacement of 20 miles of pipeline in Canada. URC’s share of the replacement cost of this section of the pipeline will be approximately $28 million.

It also provides for the replacement and upgrade of additional portions of Line 10, subject to regulatory approvals, and provided that a “put and call” agreement concerning ownership of the pipeline is entered into by the end of the year.

If the parties enter into the “put and call” agreement, URC and Enbridge would share the cost of replacing the majority of Line 10 in Canada and part of it in New York State. Each party would invest approximately $135 million over the next five or six years for pipe replacement.

URC will repay Enbridge for its investment over a ten year period for each section of Line 10 that is replaced. URC would have the right to purchase (“call”) the entire Line 10 from Enbridge at any time during the next approximately eleven years and Enbridge will also have the right to require URC to purchase Line 10 (“put”) over a two year period starting at the later of approximately nine years or when all of the upgrades are completed.

The Agreement states that URC will pay Enbridge the published toll for the transportation of hydrocarbons and backstop the capital and integrity costs while Line 10 is owned by Enbridge. Promptly after execution of the Agreement, URC will pay Enbridge $36 million for integrity costs for 2014. Construction of the first segment of the pipeline to be replaced is planned to begin in 2015.

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 359 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies, prospects or future events, and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. Factors that may cause the actual results to differ materially from current expectations include, among others, execution of the “put and call” agreement, the construction commencement date for the maintenance and replacement of the pipeline, the timing of the receipt of any necessary regulatory approvals for the maintenance and replacement of portions of the pipeline, changes in the laws regulating the pipelines, ability to finance the maintenance and replacement projects on terms satisfactory to us, general economic, business and market conditions, and environmental and tax legislation or regulation. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Company Contact:	John A. Catsimatidis, Chairman and CEO Telephone: (212) 956-5803.
James E. Murphy, CFO Telephone: (814) 726-1600.